                                                                      EXHIBIT 19


                        AMERICAN BUSINESS PRODUCTS, INC.
--------------------------------------------------------------------------------

(LOGO)

TO OUR SHAREHOLDERS:

American Business Products, Inc. kept up its record-breaking growth in the second quarter as sales increased by more than 12% and net income gained almost 35%.

For the quarter, sales advanced to a record $156.4 million, up 12.2% over the second quarter of 1994. Net income for the quarter rose 34.9% to a record $5.9 million, or $.37 per share, adjusted for the 3-for-2 stock split paid June 15, 1995. This compares with $4.4 million, or $.27 per share for the second quarter last year, adjusted for the stock split.

First half sales increased 12% to a record $313.8 million. Income was a record $11.9 million, or $.74 per share, up 37.2% over $8.7 million, or $.54 per share, adjusted for the stock split, before the 1994 accounting changes.

This strong performance resulted from across-the-board growth in our core business supplies segment and our book manufacturing and extrusion coating segments.

The Board of Directors has declared a regular quarterly dividend of $.14 per share, as adjusted for the 3-for-2 stock split, payable September 15 to shareholders of record September 1.

On June 23, ABP acquired certain assets of Electronic Form Systems, Inc., a developer and provider of electronic forms, automation and electronic distribution systems for businesses. EFS will operate as a division of Vanier, positioning the company to penetrate the $25 billion market for software, communications and workflow automation. We believe this acquisition offers exciting opportunities for growth in the future.

We anticipate continuing progress in the second half of 1995.

Thomas R. Carmody           Robert W. Gundeck
Chairman and                President and
Chief Executive Officer     Chief Operating Officer

July 26, 1995
--------------------------------------------------------------------------------

  FINANCIAL HIGHLIGHTS (DOLLARS IN THOUSANDS)       SECOND QUARTER          SIX MONTHS
              PERIOD ENDED JUNE 30                  1995       1994       1995       1994
Net sales                                         $156,425   $139,370   $313,809   $280,084
Income before cumulative effect of changes in
  accounting principles                              5,937      4,400     11,886      8,665
Income per common share before cumulative effect
  of changes in accounting principles                  .37        .27        .74        .54
Net income                                           5,937      4,400     11,886      8,060
Net income per common share                            .37        .27        .74        .50
Dividends per common share                             .14       .133        .28       .267

--------------------------------------------------------------------------------

                         CONSOLIDATED INCOME STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                 1995             1994
                                                             ------------     ------------
QUARTER ENDED JUNE 30,
Net Sales..................................................  $    156,425     $    139,370
                                                             ------------     ------------
Cost of Goods Sold.........................................       110,464           97,832
Selling and Administrative Expenses........................        34,435           32,021
                                                             ------------     ------------
                                                                  144,899          129,853
                                                             ------------     ------------
Operating Income...........................................        11,526            9,517
Other Income (Expense):
  Interest expense.........................................        (2,197)          (2,268)
  Miscellaneous -- net.....................................           520              498
                                                             ------------     ------------
Income Before Income Taxes.................................         9,849            7,747
Provision for Income Taxes.................................         3,912            3,347
                                                             ------------     ------------
Net Income.................................................  $      5,937     $      4,400
                                                             =============    =============
Earnings Per Common Share..................................  $        .37     $        .27
Dividends Per Common Share.................................           .14             .133
Average Number of Common Shares Outstanding................    16,051,944       16,025,851

SIX MONTHS ENDED JUNE 30,
Net Sales..................................................  $    313,809     $    280,084
                                                             ------------     ------------
Cost of Goods Sold.........................................       220,832          196,622
Selling and Administrative Expenses........................        69,359           64,794
                                                             ------------     ------------
                                                                  290,191          261,416
                                                             ------------     ------------
Operating Income...........................................        23,618           18,668
Other Income (Expense)
  Interest expense.........................................        (4,358)          (4,634)
  Miscellaneous -- net.....................................           617              735
                                                             ------------     ------------
Income Before Income Taxes and Cumulative Effect of Changes
  in Accounting Principles.................................        19,877           14,769
Provision for Income Taxes.................................         7,991            6,104
                                                             ------------     ------------
Income Before Cumulative Effect of Changes in Accounting
  Principles...............................................        11,886            8,665
Cumulative Effect of Changes in Accounting Principles......                           (605)
                                                             ------------     ------------
Net Income (Loss)..........................................  $     11,886     $      8,060
                                                             =============    =============
Per Common Share:
  Income before cumulative effect of changes in accounting
     principles............................................  $        .74     $        .54
  Net Income...............................................  $        .74     $        .50
Dividends Per Common Share.................................           .28             .267
Average Number of Common Shares Outstanding................    16,023,243       16,024,732

                                  (Unaudited)

--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                JUNE 30,     DECEMBER 31,
                                                                  1995           1994
                                                                --------     ------------
Current Assets
  Cash and cash equivalents...................................  $ 20,402       $ 25,997
  Accounts receivable, less allowances of $2,622 and $2,379...    78,968         72,536
  Inventories.................................................    56,503         51,929
  Other.......................................................     1,425          2,250
                                                                --------     ------------
          Total Current Assets................................   157,298        152,712
Plant And Equipment -- At Cost
  Land........................................................     5,743          5,983
  Buildings and improvements..................................    55,205         52,011
  Machinery and equipment.....................................   132,192        127,645
                                                                --------     ------------
                                                                 193,140        185,639
  Less accumulated depreciation...............................    99,269         93,199
                                                                --------     ------------
                                                                  93,871         92,440
Intangible Assets From Acquisitions
  Goodwill, less amortization of $3,124 and $2,605............    38,102         31,528
  Other, less amortization of $4,357 and $3,973...............     2,054          2,449
                                                                --------     ------------
                                                                  40,156         33,977

Deferred Income Taxes.........................................    10,195         10,495
Other Assets..................................................    22,640         22,477
                                                                --------     ------------
                                                                $324,160       $312,101
                                                                =========    =============
Current Liabilities
  Accounts payable............................................  $ 39,986       $ 41,674
  Salaries and wages..........................................    10,606          9,771
  Profit sharing contributions................................     3,505          4,397
  Income taxes................................................                    1,340
  Current maturities of long-term debt........................     6,158          6,237
                                                                --------     ------------
          Total Current Liabilities...........................    60,255         63,419

Long-Term Debt................................................    74,602         75,144
Supplemental Retirement Benefits..............................    15,096         13,609
Postretirement and Postemployment Benefits....................    22,505         22,448
Stockholders' Equity
  Common stock -- $2 par value; authorized 50,000,000 shares,
     issued 16,545,130 and 10,784,229 shares..................    33,090         21,569
  Additional paid-in capital..................................     5,354            118
  Retained earnings...........................................   115,488        118,095
  Foreign currency translation adjustment.....................       267             64
                                                                --------     ------------
                                                                 154,199        139,846
  Less 189,532 and 121,478 shares of Common Stock in
     treasury -- at cost......................................     2,497          2,365
                                                                --------     ------------
                                                                 151,702        137,481
                                                                --------     ------------
                                                                $324,160       $312,101
                                                                =========    =============

                                  (Unaudited)

--------------------------------------------------------------------------------